UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13E-3

Amendment No.1

RULE 13e-3 TRANSACTION STATEMENT
(Pursuant to Section 13(e) of the Securities Exchange Act of 1934)

Qihoo 360 Technology Co. Ltd.
(Name of the Issuer)

Qihoo 360 Technology Co. Ltd.
Tianjin Qixin Zhicheng Technology Co., Ltd.
Tianjin Qixin Tongda Technology Co., Ltd.
True Thrive Limited
New Summit Limited

Hongyi Zhou
Global Village Associates Limited

Xiangdong Qi
Young Vision Group Limited

Tianjin Xinxin Qiyuan Investment Limited Partnership

Tianjin Xinxinsheng Investment Limited Partnership

(Names of Persons Filing Statement)

Ordinary Shares, par value $0.001 per share
American Depositary Shares, every two representing three Class A Ordinary Shares
(Title of Class of Securities)

74734M109
(CUSIP Number)1

Qihoo 360 Technology Co. Ltd.	Tianjin Qixin Zhicheng Technology Co., Ltd. Tianjin Qixin Tongda Technology Co., Ltd. True Thrive Limited New Summit Limited Hongyi Zhou Global Village Associates Limited

[1]	This CUSIP applies to the American Depositary Shares, evidenced by American depositary receipts, every two representing three class A ordinary shares.

3/F, Building #2, 6 Jiuxiangqiao Road Chaoyang District, Beijing 100015 People’s Republic of China Telephone: +86 10 5878-1000	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015 People’s Republic of China Telephone: +86 10 5878-1078

Xiangdong Qi Young Vision Group Limited Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015 People’s Republic of China Telephone: +86 10 5682-2141

Tianjin Xinxin Qiyuan Investment Limited Partnership
4-B-31, 4/F Building #3
188 Rixin Street, Binhai Technology Campus
Binhai High-Tech Industrial Development Area, Tianjin 300301
People’s Republic of China

Tianjin Xinxinsheng Investment Limited Partnership
Electronic City, 6 Jiuxianqiao Road,
Chaoyang District, Beijing, 100015
People’s Republic of China

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong Telephone: +852 3740-4700

Peter X. Huang, Esq.

Daniel Dusek, Esq.

Skadden, Arps, Slate, Meagher &
Flom LLP

30/F, China World Office 2

No. 1, Jianguomenwai Avenue

Chaoyang District,
Beijing 100004

People’s Republic of China
Telephone: +86 10 6535-5577

David Zhang, Esq. Jesse Sheley, Esq. Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen's Road, Central Hong Kong Telephone: +852 3761-3300

Eugene Lee, Esq. Latham & Watkins 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong Telephone: +852 2912-2500 Facsimile: +852 2912-2600

This statement is filed in connection with (check the appropriate box):

a     ☐    The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14-C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b     ☐    The filing of a registration statement under the Securities Act of 1933.

c     ☐     A tender offer

d    ☒    None of the above

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$7,758,819,143.06	$781,313.09

*	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the sum of (a) the aggregate cash payment for 147,067,905 issued and outstanding ordinary shares of the issuer (including shares represented by the American depositary shares) subject to the transaction (which are the total outstanding ordinary shares less the ordinary shares to be cancelled without consideration, the treasury shares and the ordinary shares reserved for future issuance upon exercise of vested options) based on the proposed cash payment of $51.33 per ordinary share or $77.00 per American depositary share, plus (b) the product of 4,786,074 ordinary shares issuable under all outstanding vested options with an exercise price lower than $51.33 multiplied by $43.74 per share (which is the difference between the $51.33 per share merger consideration and the weighted average exercise price of $7.59 per share ((a) and (b) together, the “Transaction Valuation”)).

**	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2016, was calculated by multiplying the Transaction Valuation by 0.00010070.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting of the fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:

Form or Registration No.:	Date Filed:

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INTRODUCTION

This Amendment No. 1 to the Rule 13E-3 transaction statement on Schedule 13E-3, together with the exhibits hereto (this “Transaction Statement”), is being filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), jointly by the following persons (each, a “Filing Person,” and collectively, the “Filing Persons”): (a) Qihoo 360 Technology Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), the issuer of the ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares, par value $0.001 per share (each, a “Share”), including the Shares represented by the American depositary shares (“ADSs”), every two representing three Class A ordinary shares of the Company, that are subject to the transaction pursuant to Rule 13e-3 under the Exchange Act; (b) Mr. Hongyi Zhou, the chairman of the board of directors and chief executive officer of the Company (“Mr. Zhou”); (c) Global Village Associates Limited (“Global Village”), a British Virgin Islands company controlled by Mr. Zhou, (d) Mr. Xiangdong Qi, a director and the president of the Company (“Mr. Qi”); (e) Young Vision Group Limited (“Young Vision” and, together with Global Village, the “Founder Securityholders”), a British Virgin Islands company controlled by Mr. Qi, (f) Tianjin Qixin Zhicheng Technology CO., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”); (g) Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China (“Parent”); (h) True Thrive Limited (诚盛有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Midco”); (i) New Summit Limited (新峰有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Midco (“Merger Sub” and, together with Holdco, Parent and Midco, each a “Parent Party” and collectively the “Parent Parties”); (j) Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙)); and (k) Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业(有限合伙)).

On December 18, 2015, Holdco, Parent, Midco, Merger Sub, the Company, and, solely for purposes of Section 6.19 of the Merger Agreement (as defined below), Global Village and Young Vision, entered into an agreement and plan of merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company after the Merger as a wholly owned subsidiary of Midco. Midco is wholly owned by Parent. At the effective time of the Merger (the “Effective Time”), the Company is expected to be beneficially owned by: (i) the Parent Parties, the Founder Securityholders and the equity investors named in Exhibit B of the Merger Agreement and their affiliates; and (ii) Tianjin Qirui Zhongxin Technology Partnership (Limited Partnership) (天津奇睿众信科技合伙企业(有限合伙)) (the “Plan Vehicle”) or such other arrangements through which former holders of unvested Company Options (as defined below) and Company Restricted Shares (as defined below) immediately prior to the Effective Time will hold after the Effective Time equity incentive awards of Parent resulting from the assumption or conversion of such unvested Company Options and Company Restricted Shares pursuant to the Merger Agreement.

If the Merger is consummated, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive $51.33 (“Per Share Merger Consideration”) and each issued and outstanding ADS will represent the right to receive $77.00, in each case, in cash, without interest and net of any applicable withholding taxes. The ADS holders will pay any applicable fees, charges and expenses of The Bank of New York Mellon (the “Depositary”) and government charges (including withholding taxes if any) due to or incurred by the Depositary, in its capacity as the ADS depositary, in connection with the cancellation of the ADSs surrendered and distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof)). Notwithstanding the foregoing, if the Merger is consummated, the following Shares (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence but will be cancelled and cease to exist at the Effective time:

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(a)	Shares owned by any Parent Party or the Company (as treasury shares, if any) any Shares reserved (but not yet allocated) by the Company for settlement upon exercise of any options or by any direct or indirect wholly owned subsidiary of any Parent Party or the Company, in each case immediately prior to the Effective Time, which will be cancelled and cease to exist, and for no consideration shall be delivered or deliverable in exchange therefor;

(b)	any Shares, if any, that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Shares who has validly exercised and not withdrawn or lost its right to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Law, which will be cancelled and cease to exist, and will entitle the former holders thereof to receive the fair value thereon in accordance with the provisions of Section 238 of the Cayman Islands Companies Law, and from the Effective Time such dissenting shareholders shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such Shares; and

(c)	3,534 Class A ordinary shares and 29,340,466 Class B ordinary shares held by Global Village and 4,904,709 Class B ordinary shares held by Young Vision, which will be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

In addition to the foregoing, at the Effective Time, each option to purchase Shares granted under the Company’s 2006 Employee Share Option Scheme, 2006 Employee Share Vesting Scheme and 2011 Share Incentive Plan, and any other equity incentive arrangements of the Company (as amended and restated, collectively, the “Company Share Plans”) (“Company Option”) that will have become vested on or prior to the date upon which the closing of the Merger occurs (the “Closing Date”) and remained outstanding and unexercised immediately prior to the Effective Time, if with a per Share exercise price less than the Per Share Merger Consideration, will be cancelled and entitle the former holder thereof to receive an amount equal to the product of (a) the excess of Per Share Merger Consideration over the per share exercise price of such option and (b) the number of Shares underlying such option payable as promptly as practicable following the Closing Date, in cash, without interest and net of any applicable withholding taxes. Each Company Option that will have become vested on or prior to the Closing Date and remained outstanding and unexercised immediately prior to the Effective Time, if with a per Share exercise price greater than or equal to the Per Share Merger Consideration, will automatically be cancelled without any consideration. Each Company Option that will not have become vested on or prior to the Closing Date will be automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements, on substantially the same terms and subject to the same vesting conditions as were provided to such option immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such option.

Furthermore, at the Effective Time, each of the restricted shares awarded to the employees and certain directors of the Company pursuant to the Company Share Plans (the “Company Restricted Shares”), that remains outstanding as of immediately prior to the Effective Time, will be automatically assumed and converted into an equity incentive award of Parent on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time to provide no less favorable economic benefits to the former holder of such share.

If the Merger is consummated, each holder of Company’s 2018 convertible notes, 2020 convertible notes and 2021 convertible notes (collectively, the “Company Convertible Notes”) will have the option to require the Surviving Company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable indenture agreements. Furthermore, after the Effective Time but prior to and including the third business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable indenture agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable indenture agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable indenture agreements. After the third business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable indenture agreements.

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The Merger remains subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including obtaining the requisite approval of the shareholders of the Company. The Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, must be authorized and approved by a special resolution as defined in the Cayman Companies Law, which requires the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders or an adjournment thereof in accordance with the Cayman Companies Law and the Company’s memorandum and articles of association.

The Company will make available to its shareholders a proxy statement (the “Proxy Statement,” a preliminary copy of which is attached as Exhibit (a)(1) to this Transaction Statement), relating to the extraordinary general meeting of the Company’s shareholders, at which the Company’s shareholders will consider and vote upon, among other proposals, a proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. As of the date hereof, the Proxy Statement is in preliminary form and is subject to completion.

The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3. Pursuant to General Instruction F to Schedule 13E-3, the information contained in the Proxy Statement, including all annexes thereto, is incorporated in its entirety herein by this reference, and the responses to each item in this Schedule 13E-3 are qualified in their entirety by the information contained in the Proxy Statement and the annexes thereto. Capitalized terms used but not defined in this Transaction Statement shall have the meanings given to them in the Proxy Statement.

All information contained in this Transaction Statement concerning each Filing Person has been supplied by such Filing Person.

Item 1  Summary Term Sheet

The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Extraordinary General Meeting and the Merger”

Item 2  Subject Company Information

(a)	Name and Address. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

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(b)	Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“The Extraordinary General Meeting—Record Date; Shares and ADSs Entitled to Vote”

•	“Security Ownership of Certain Beneficial Owners and Management of the Company”

(c)	Trading Market and Price. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Market Price of the Company’s ADSs, Dividends and Other Matters”

(d)	Dividends. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Market Price of the Company’s ADSs, Dividends and Other Matters”

(e)	Prior Public Offerings. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Transactions in Shares and ADSs”

(f)	Prior Stock Purchases. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Transactions in Shares and ADSs”

Item 3  Identity and Background of Filing Persons

(a)	Name and Address. Qihoo 360 Technology Co. Ltd. is the subject company. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

(b)	Business and Background of Entities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

(c)	Business and Background of Natural Persons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

Item 4  Terms of the Transaction

(a)-(1)	Material Terms—Tender Offers. Not applicable.

(a)-(2)	Material Terms—Merger or Similar Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

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•	“Summary Term Sheet”

•	“Questions and Answers About the Extraordinary General Meeting and the Merger”

•	“Special Factors”

•	“The Extraordinary General Meeting”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(c)	Different Terms. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Extraordinary General Meeting—Proposals to be Considered at the Extraordinary General Meeting”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(d)	Appraisal Rights. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet— Dissenter Rights of Shareholders and ADS Holders”

•	“Questions and Answers About the Extraordinary General Meeting and the Merger”

•	“Special Factors— Dissenter Rights”

•	“Dissenter Rights”

•	“Annex D—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238”

(e)	Provisions for Unaffiliated Security Holders. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Provisions for Unaffiliated Security Holders”

(f)	Eligibility of Listing or Trading. Not applicable.

Item 5   Past Contracts, Transactions, Negotiations and Agreements

(a)	Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

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•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Special Factors—Related-Party Transactions”

•	“Transactions in Shares and ADSs”

(b)	Significant Corporate Events. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(c)	Negotiations or Contacts. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Plans for the Company after the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(e)	Agreements Involving the Subject Company’s Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Plans for the Company after the Merger”

•	“Summary Term Sheet—Financing of the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Plans for the Company after the Merger”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Special Factors—Voting by the Buyer Group at the Extraordinary General Meeting”

•	“The Merger Agreement”

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•	“Transactions in Shares and ADSs”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

Item 6  Purposes of the Transaction and Plans or Proposals

(b)	Use of Securities Acquired. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Extraordinary General Meeting and the Merger”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Effects of the Merger on the Company”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(c)(1)-(8)	Plans. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Merger”

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Summary Term Sheet—Plans for the Company after the Merger”

•	“Summary Term Sheet—Financing of the Merger”

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Effects of the Merger on the Company”

•	“Special Factors—Plans for the Company after the Merger”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

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•	“Annex B—Plan of Merger”

Item 7  Purposes, Alternatives, Reasons and Effects

(a)	Purposes. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Summary Term Sheet—Plans for the Company after the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Purposes of and Reasons for the Merger”

(b)	Alternatives. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Alternatives to the Merger”

•	“Special Factors—Effects on the Company if the Merger Is Not Consummated”

(c)	Reasons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Effects of the Merger on the Company”

(d)	Effects. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Effects of the Merger on the Company”

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•	“Special Factors—Plans for the Company after the Merger”

•	“Special Factors—Effects on the Company if the Merger Is Not Consummated”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Special Factors—Material U.S. Federal Income Tax Consequences”

•	“Special Factors—Material PRC Income Tax Consequences”

•	“Special Factors—Material Cayman Islands Tax Consequences”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

Item 8    Fairness of the Transaction

(a)-(b)	Fairness; Factors Considered in Determining Fairness. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Recommendation of the Special Committee and the Board”

•	“Summary Term Sheet—Position of the Buyer Group as to Fairness”

•	“Summary Term Sheet—Opinion of the Special Committee’s Financial Advisor”

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Annex C—Opinion of J.P. Morgan Securities (Asia Pacific) Limited as Financial Advisor”

(c)	Approval of Security Holders. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger”

•	“Questions and Answers About the Extraordinary General Meeting and the Merger”

•	“The Extraordinary General Meeting—Vote Required”

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(d)	Unaffiliated Representative. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Annex C—Opinion of J.P. Morgan Securities (Asia Pacific) Limited as Financial Advisor”

(e)	Approval of Directors. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Recommendation of the Special Committee and the Board”

•	“Questions and Answers About the Extraordinary General Meeting and the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

(f)	Other Offers. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

Item 9   Reports, Opinions, Appraisals and Negotiations

(a)	Report, Opinion or Appraisal. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Opinion of the Special Committee’s Financial Advisor”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Annex C—Opinion of J.P. Morgan Securities (Asia Pacific) Limited as Financial Advisor”

(b)	Preparer and Summary of the Report, Opinion or Appraisal. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Annex C—Opinion of J.P. Morgan Securities (Asia Pacific) Limited as Financial Advisor”

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(c)	Availability of Documents. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Where You Can Find More Information”

The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares and ADSs or his, her or its representative who has been so designated in writing.

Item 10  Source and Amount of Funds or Other Consideration

(a)	Source of Funds. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing of the Merger”

•	“Special Factors—Financing of the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(b)	Conditions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing of the Merger”

•	“Special Factors—Financing of the Merger”

(c)	Expenses. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Special Factors—Fees and Expenses”

(d)	Borrowed Funds. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Summary Term Sheet—Financing of the Merger”

•	“Special Factors—Financing of the Merger”

•	“The Merger Agreement”

Item 11  Interest in Securities of the Subject Company

(a)	Securities Ownership. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Security Ownership of Certain Beneficial Owners and Management of the Company”

13

(b)	Securities Transactions. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Transactions in the Shares and ADSs”

Item 12  The Solicitation or Recommendation

(d)	Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Questions and Answers About the Extraordinary General Meeting and the Merger”

•	“Special Factors—Voting by the Buyer Group at the Extraordinary General Meeting”

•	“The Extraordinary General Meeting—Vote Required”

•	“The Merger Agreement—Obligations of Founder Serucityholders”

•	“Security Ownership of Certain Beneficial Owners and Management of the Company”

(e)	Recommendations of Others. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Recommendation of the Special Committee and the Board”

•	“Summary Term Sheet—Position of the Buyer Group as to Fairness”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“The Extraordinary General Meeting—the Board’s Recommendation”

•	“The Merger Agreement—Obligations of Founder Serucityholders”

Item 13  Financial Statements

(a)	Financial Information. The audited financial statements of the Company for the two years ended December 31, 2013 and 2014 are incorporated herein by reference to the Company’s Form 20-F for the year ended December 31, 2014, originally filed on April 27, 2015 (see page F-1 and following pages).

The unaudited consolidated financial statements of the Company for the six-month periods ended June 30, 2014 and 2015 are incorporated herein by reference to the Company's Form 6-K furnished on September 8, 2015.

The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Financial Information”

14

•	“Where You Can Find More Information”

(b)	Pro Forma Information. Not applicable.

Item 14 Persons/Assets, Retained, Employed, Compensated or Used

(a)	Solicitation or Recommendations. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“The Extraordinary General Meeting—Solicitation of Proxies”

(b)	Employees and Corporate Assets. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

Item 15  Additional Information

(c)	Other Material Information. The information contained in the Proxy Statement, including all annexes thereto, is incorporated herein by reference.

Item 16  Exhibits

(a)-(1)                   Preliminary Proxy Statement of the Company dated           , 2016 (the “Proxy Statement”).

(a)-(2)                   Notice of Extraordinary General Meeting of Shareholders of the Company, incorporated herein by reference to the Proxy Statement.

(a)-(3)                   Depositary’s Notice, incorporated herein by reference to the Proxy Statement.

(a)-(4)                   Form of Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)-(5)                   Form of ADS Voting Instruction Card, incorporated herein by reference to the Proxy Statement.

(a)-(6)                   Press Release issued by the Company, dated December 18, 2015, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on December 18, 2015.

(b)-(1)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Holdco dated December 18, 2015, incorporated herein by reference to Exhibit 99.115 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point International Limited (“Fair Point”) on December 28, 2015 (file no. 005-86515)

(b)-(2)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Parent dated December 18, 2015, incorporated herein by reference to Exhibit 99.116 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

15

(b)-(3)                   Equity Commitment Letter, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.3 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(4)                   Equity Commitment Letter, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.4 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(5)                   Equity Commitment Letter, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.5 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(6)                   Equity Commitment Letter, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.6 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(7)                   Equity Commitment Letter, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.7 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(8)                   Equity Commitment Letter, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.8 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(9)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.9 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(10)                   Equity Commitment Letter, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.10 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(11)                   Equity Commitment Letter, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.11 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(12)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.12 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

16

(b)-(13)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.13 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(14)                   Equity Commitment Letter, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.14 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(15)                   Equity Commitment Letter, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.15 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(16)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.16 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(17)                   Equity Commitment Letter, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.17 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(18)                   Equity Commitment Letter, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.18 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(19)                   Equity Commitment Letter, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.19 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(20)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.20 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(21)                   Equity Commitment Letter, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.21 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

17

(b)-(22)                   Equity Commitment Letter, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.22 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(23)                   Equity Commitment Letter, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.23 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(24)                   Equity Commitment Letter, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.24 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(25)                   Equity Commitment Letter, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.25 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(26)                   Equity Commitment Letter, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.26 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(27)                   Equity Commitment Letter, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.27 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(28)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.28 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(29)                   Equity Commitment Letter, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.29 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(30)                   Equity Commitment Letter, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.30 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

18

(b)-(31)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.31 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(32)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.32 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(33)                   Equity Commitment Letter, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.33 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(34)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.34 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(35)                   Equity Commitment Letter, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.35 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(36)                   Equity Commitment Letter, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.36 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(37)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.37 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(38)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.38 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(39)                   Escrow Agreement, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.39 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

19

(b)-(40)                   Escrow Agreement, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.40 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(41)                   Escrow Agreement, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.41 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(42)                   Escrow Agreement, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.42 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(43)                   Escrow Agreement, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.43 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(44)                   Escrow Agreement, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.44 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(45)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.45 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(46)                   Escrow Agreement, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.46 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(47)                   Escrow Agreement, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Parent, and the Company, incorporated herein by reference to Exhibit 99.47 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(48)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.48 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(49)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.49 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

20

(b)-(50)                   Escrow Agreement, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.50 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(51)                   Escrow Agreement, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.51 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(52)                   Escrow Agreement, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.52 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(53)                   Escrow Agreement, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.53 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(54)                   Escrow Agreement, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.54 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(55)                   Escrow Agreement, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.55 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(56)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.56 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(57)                   Escrow Agreement, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.57 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(58)                   Escrow Agreement, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.58 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

21

(b)-(59)                   Escrow Agreement, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.59 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(60)                   Escrow Agreement, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.60 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(61)                   Escrow Agreement, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.61 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(62)                   Escrow Agreement, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.62 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(63)                   Escrow Agreement, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.63 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(64)                   Escrow Agreement, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.64 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(65)                   Escrow Agreement, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.65 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(66)                   Escrow Agreement, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.66 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(67)                   Escrow Agreement, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.67 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(68)                   Escrow Agreement, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.68 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

22

(b)-(69)                   Escrow Agreement, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.69 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(70)                   Escrow Agreement, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.70 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(71)                   Escrow Agreement, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.71 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(72)                   Escrow Agreement, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.72 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(73)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.73 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(74)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.74 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(75)                   Interim Investors Agreement by and among Holdco, Parent, Midco, Merger Sub, the Equity Investors (as defined in the Interim Investors Agreement), Global Village and Yound Vision dated December 18, 2015, incorporated herein by reference to Exhibit 99.75 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(76)                   Limited Guarantee, dated December 18, 2015 between CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.76 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(77)                   Limited Guarantee, dated December 18, 2015 between Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司) and the Company, incorporated herein by reference to Exhibit 99.77 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

23

(b)-(78)                   Limited Guarantee, dated December 18, 2015 between Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.78 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(79)                   Limited Guarantee, dated December 18, 2015 between Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.79 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(80)                   Limited Guarantee, dated December 18, 2015 between New China Capital International Management Limited (新华资本国际管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.80 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(81)                   Limited Guarantee, dated December 18, 2015 between Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.81 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(82)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.82 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(83)                   Limited Guarantee, dated December 18, 2015 between Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.83 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(84)                   Limited Guarantee, dated December 18, 2015 between SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)) and the Company, incorporated herein by reference to Exhibit 99.84 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(85)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.85 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(86)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.86 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(87)                   Limited Guarantee, dated December 18, 2015 between Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.87 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

24

(b)-(88)                   Limited Guarantee, dated December 18, 2015 between Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.88 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(89)                   Limited Guarantee, dated December 18, 2015 between Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.89 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(90)                   Limited Guarantee, dated December 18, 2015 between Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.90 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(91)                   Limited Guarantee, dated December 18, 2015 between Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.91 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(92)                   Limited Guarantee, dated December 18, 2015 between Hengdian Group Holdings Limited (横店集团控股有限公司) and the Company, incorporated herein by reference to Exhibit 99.92 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(93)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Gaoli Group (江苏高力集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.93 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(94)                   Limited Guarantee, dated December 18, 2015 between Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.94 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(95)                   Limited Guarantee, dated December 18, 2015 between CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司) and the Company, incorporated herein by reference to Exhibit 99.95 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(96)                   Limited Guarantee, dated December 18, 2015 between China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.96 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(97)                   Limited Guarantee, dated December 18, 2015 between Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.97 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

25

(b)-(98)                   Limited Guarantee, dated December 18, 2015 between Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.98 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(99)                   Limited Guarantee, dated December 18, 2015 between Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.99 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(100)                   Limited Guarantee, dated December 18, 2015 between CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.100 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(101)                   Limited Guarantee, dated December 18, 2015 between Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.101 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(102)                   Limited Guarantee, dated December 18, 2015 between BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.102 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(103)                   Limited Guarantee, dated December 18, 2015 between Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.103 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(104)                   Limited Guarantee, dated December 18, 2015 between Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.104 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(105)                   Limited Guarantee, dated December 18, 2015 between Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.105 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(106)                   Limited Guarantee, dated December 18, 2015 between Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.106 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

26

(b)-(107)                   Limited Guarantee, dated December 18, 2015 between Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.107 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(108)                   Limited Guarantee, dated December 18, 2015 between LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.108 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(109)                   Limited Guarantee, dated December 18, 2015 between Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.109 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(110)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.110 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(111)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.111 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(112)                   Limited Guarantee, dated December 18, 2015 between Global Village and the Company, incorporated herein by reference to Exhibit 99.112 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(113)                   Limited Guarantee, dated December 18, 2015 between Young Vision and the Company, incorporated herein by reference to Exhibit 99.113 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(114)                   Global Village Guarantee by and between Global Village and the Company, incorporated herein by reference to Exhibit 99.114 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(c)-(1)                   Opinion of J.P. Morgan Securities (Asia Pacific) Limited, dated December 18, 2015, incorporated herein by reference to Annex C to the Proxy Statement.

(c)-(2)                   Discussion Materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, December 18, 2015.*

(d)-(1)                   Agreement and Plan of Merger, dated as of December 18, 2015, among the Company, Holdco, Parent, Midco, Merger Sub, and, solely for the purposes of Section 6.19 thereto, Global Village and Young Vision, incorporated herein by reference to Annex A to the Proxy Statement.

27

(f)-(1)                   Dissenter Rights, incorporated herein by reference to the section entitled “Dissenter Rights” in the Proxy Statement.

(f)-(2)                   Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised), incorporated herein by reference to Annex D to the Proxy Statement.

(g)                        Not applicable.

*	Previously filed on January 11, 2016

28

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2016

Qihoo 360 Technology Co. Ltd.

By:	/s/ Eric X. Chen
Name:	Eric X. Chen
Title:	Director, Chairman of the Special
Committee

Tianjin Qixin Zhicheng Technology Co., Ltd.
(天津奇信志成科技有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Legal Representative

Tianjin Qixin Tongda Technology Co., Ltd.
(天津奇信通达科技有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Legal Representative

True Thrive Limited
(诚盛有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Director

29

New Summit Limited
(新峰有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Director

Hongyi Zhou
/s/ Hongyi Zhou

Global Village Associates Limited

By:	/s/ Huan Hu
Name:	Huan Hu
Title:	Director

Xiangdong Qi
/s/ Xiangdong Qi

Young Vision Group Limited

By:	/s/ Xiangdong Qi
Name:	Xiangdong Qi
Title:	Director

Tianjin Xinxin Qiyuan Investment Limited Partnership
(天津信心奇缘股权投资合伙企业 (有限合伙))

By:	/s/ Quansheng Huo
Name:	Quansheng Huo
Title:	Authorized Signatory

Tianjin Xinxinsheng Investment Limited Partnership
(天津欣新盛股权投资合伙企业(有限合伙))

By:	/s/ Xiangdong Qi
Name:	Xiangdong Qi
Title:	Authorized Signatory

30

EXHIBIT INDEX

(a)-(1)                   Preliminary Proxy Statement of the Company dated , 2016 (the “Proxy Statement”).

(a)-(2)                   Notice of Extraordinary General Meeting of Shareholders of the Company, incorporated herein by reference to the Proxy Statement.

(a)-(3)                   Depositary’s Notice, incorporated herein by reference to the Proxy Statement.

(a)-(4)                   Form of Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)-(5)                   Form of ADS Voting Instruction Card, incorporated herein by reference to the Proxy Statement.

(a)-(6)                   Press Release issued by the Company, dated December 18, 2015, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on December 18, 2015.

(b)-(1)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Holdco dated December 18, 2015, incorporated herein by reference to Exhibit 99.115 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(2)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Parent dated December 18, 2015, incorporated herein by reference to Exhibit 99.116 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(3)                   Equity Commitment Letter, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.3 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(4)                   Equity Commitment Letter, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.4 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(5)                   Equity Commitment Letter, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.5 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(6)                   Equity Commitment Letter, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.6 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(7)                   Equity Commitment Letter, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.7 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

31

(b)-(8)                   Equity Commitment Letter, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.8 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(9)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.9 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(10)                   Equity Commitment Letter, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.10 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(11)                   Equity Commitment Letter, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.11 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(12)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.12 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(13)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.13 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(14)                   Equity Commitment Letter, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.14 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(15)                   Equity Commitment Letter, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.15 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(16)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.16 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(17)                   Equity Commitment Letter, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.17 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

32

(b)-(18)                   Equity Commitment Letter, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.18 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(19)                   Equity Commitment Letter, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.19 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(20)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.20 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(21)                   Equity Commitment Letter, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.21 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(22)                   Equity Commitment Letter, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.22 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(23)                   Equity Commitment Letter, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.23 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(24)                   Equity Commitment Letter, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.24 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(25)                   Equity Commitment Letter, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.25 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(26)                   Equity Commitment Letter, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.26 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(27)                   Equity Commitment Letter, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.27 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

33

(b)-(28)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.28 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(29)                   Equity Commitment Letter, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.29 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(30)                   Equity Commitment Letter, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.30 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(31)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.31 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(32)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.32 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(33)                   Equity Commitment Letter, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.33 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(34)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.34 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(35)                   Equity Commitment Letter, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.35 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(36)                   Equity Commitment Letter, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.36 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

34

(b)-(37)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.37 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(38)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.38 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(39)                   Escrow Agreement, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.39 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(40)                   Escrow Agreement, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.40 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(41)                   Escrow Agreement, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.41 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(42)                   Escrow Agreement, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.42 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(43)                   Escrow Agreement, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.43 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(44)                   Escrow Agreement, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.44 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(45)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.45 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(46)                   Escrow Agreement, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.46 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(47)                   Escrow Agreement, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Parent, and the Company, incorporated herein by reference to Exhibit 99.47 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

35

(b)-(48)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.48 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(49)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.49 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(50)                   Escrow Agreement, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.50 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(51)                   Escrow Agreement, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.51 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(52)                   Escrow Agreement, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.52 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(53)                   Escrow Agreement, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.53 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(54)                   Escrow Agreement, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.54 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(55)                   Escrow Agreement, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.55 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(56)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.56 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(57)                   Escrow Agreement, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.57 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

36

(b)-(58)                   Escrow Agreement, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.58 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(59)                   Escrow Agreement, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.59 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(60)                   Escrow Agreement, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.60 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(61)                   Escrow Agreement, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.61 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(62)                   Escrow Agreement, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.62 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(63)                   Escrow Agreement, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.63 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(64)                   Escrow Agreement, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.64 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(65)                   Escrow Agreement, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.65 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(66)                   Escrow Agreement, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.66 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(67)                   Escrow Agreement, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.67 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

37

(b)-(68)                   Escrow Agreement, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.68 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(69)                   Escrow Agreement, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.69 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(70)                   Escrow Agreement, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.70 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(71)                   Escrow Agreement, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.71 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(72)                   Escrow Agreement, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.72 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(73)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.73 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(74)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.74 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(75)                   Interim Investors Agreement by and among Holdco, Parent, Midco, Merger Sub, the Equity Investors (as defined in the Interim Investors Agreement), Global Village and Yound Vision dated December 18, 2015, incorporated herein by reference to Exhibit 99.75 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(76)                   Limited Guarantee, dated December 18, 2015 between CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.76 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

38

(b)-(77)                   Limited Guarantee, dated December 18, 2015 between Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司) and the Company, incorporated herein by reference to Exhibit 99.77 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(78)                   Limited Guarantee, dated December 18, 2015 between Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.78 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(79)                   Limited Guarantee, dated December 18, 2015 between Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.79 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(80)                   Limited Guarantee, dated December 18, 2015 between New China Capital International Management Limited (新华资本国际管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.80 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(81)                   Limited Guarantee, dated December 18, 2015 between Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.81 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(82)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.82 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(83)                   Limited Guarantee, dated December 18, 2015 between Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.83 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(84)                   Limited Guarantee, dated December 18, 2015 between SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)) and the Company, incorporated herein by reference to Exhibit 99.84 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(85)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.85 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(86)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.86 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(87)                   Limited Guarantee, dated December 18, 2015 between Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.87 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

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(b)-(88)                   Limited Guarantee, dated December 18, 2015 between Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.88 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(89)                   Limited Guarantee, dated December 18, 2015 between Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.89 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(90)                   Limited Guarantee, dated December 18, 2015 between Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.90 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(91)                   Limited Guarantee, dated December 18, 2015 between Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.91 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(92)                   Limited Guarantee, dated December 18, 2015 between Hengdian Group Holdings Limited (横店集团控股有限公司) and the Company, incorporated herein by reference to Exhibit 99.92 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(93)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Gaoli Group (江苏高力集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.93 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(94)                   Limited Guarantee, dated December 18, 2015 between Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.94 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(95)                   Limited Guarantee, dated December 18, 2015 between CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司) and the Company, incorporated herein by reference to Exhibit 99.95 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(96)                   Limited Guarantee, dated December 18, 2015 between China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.96 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(97)                   Limited Guarantee, dated December 18, 2015 between Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.97 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

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(b)-(98)                   Limited Guarantee, dated December 18, 2015 between Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.98 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(99)                   Limited Guarantee, dated December 18, 2015 between Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.99 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(100)                   Limited Guarantee, dated December 18, 2015 between CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.100 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(101)                   Limited Guarantee, dated December 18, 2015 between Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.101 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(102)                   Limited Guarantee, dated December 18, 2015 between BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.102 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(103)                   Limited Guarantee, dated December 18, 2015 between Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.103 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(104)                   Limited Guarantee, dated December 18, 2015 between Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.104 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(105)                   Limited Guarantee, dated December 18, 2015 between Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.105 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(106)                   Limited Guarantee, dated December 18, 2015 between Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.106 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(107)                   Limited Guarantee, dated December 18, 2015 between Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.107 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

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(b)-(108)                   Limited Guarantee, dated December 18, 2015 between LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.108 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(109)                   Limited Guarantee, dated December 18, 2015 between Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.109 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(110)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.110 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(111)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.111 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(112)                   Limited Guarantee, dated December 18, 2015 between Global Village and the Company, incorporated herein by reference to Exhibit 99.112 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(113)                   Limited Guarantee, dated December 18, 2015 between Young Vision and the Company, incorporated herein by reference to Exhibit 99.113 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(114)                   Global Village Guarantee by and between Global Village and the Company, incorporated herein by reference to Exhibit 99.114 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(c)-(1)                   Opinion of J.P. Morgan Securities (Asia Pacific) Limited, dated December 18, 2015, incorporated herein by reference to Annex C to the Proxy Statement.

(c)-(2)                   Discussion Materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, December 18, 2015. *

(d)-(1)                   Agreement and Plan of Merger, dated as of December 18, 2015, among the Company, Holdco, Parent, Midco, Merger Sub, and, solely for the purposes of Section 6.19 thereto, Global Village and Young Vision, incorporated herein by reference to Annex A to the Proxy Statement.

(f)-(1)                   Dissenter Rights, incorporated herein by reference to the section entitled “Dissenter Rights” in the Proxy Statement.

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(f)-(2)                   Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised), incorporated herein by reference to Annex D to the Proxy Statement.

(g)                       Not applicable.

*	Previously filed on January 11, 2016

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